Exhibit 23(d)

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Huntington Bancshares Incorporated of our report dated January 27, 2004 (except for Notes 14 and 25 for which the date is March 2, 2004), on Unizan Financial Corp.’s 2003 and 2002 consolidated financial statements included in the Annual Report on Form 10-K of Unizan Financial Corp. for the year ended December 31, 2003, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

Columbus, Ohio

March 11, 2004